Exhibit 5.1

[Harrah’s Entertainment, Inc. Letterhead]

December 30, 2004

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119

Attn:    Board of Directors

RE:                              Registration of deferred compensation obligations pursuant to a Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”).  I am delivering this opinion in connection with the registration statement on Form S-8 (the ”Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $200,000,000 of unsecured deferred compensation obligations of the Company (“Obligations”) under the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (the “Plan”).

I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

With respect to the opinion expressed below, I am opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including statutory law and reported decisional law thereunder, and (ii) the internal laws of the State of Nevada, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.  My opinion set forth below is based upon my consideration of only those statutes, regulations and reported decisional law, which in my experience are normally applicable to deferred compensation plans.

Subject to the foregoing and in reliance thereon, I am of the opinion that, as of the date hereof, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

The opinion expressed above is further subject to the following limitations, qualifications and exceptions:

(a)           the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b)           the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c)           the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d)           certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

I express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) provisions for exclusivity, election or cumulation of rights or remedies; (iv) restrictions upon non-written modifications and waivers; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (viii) proxies, powers and trusts; (ix) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (x) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies.

In addition, I express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan.  I further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and I express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen H. Brammell
Stephen H. Brammell
Senior Vice President and General Counsel